EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2008, accompanying the consolidated financial statements and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of new accounting standards during 2007 and 2006) and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Rollins, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2007 which is incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-8.

/s/GRANT THORNTON LLP

Atlanta, Georgia

April 18, 2008